Exhibit 99.1

Interval Leisure Group Reports Third Quarter 2009 Results

MIAMI, November 12, 2009 (GLOBE NEWSWIRE) — Interval Leisure Group (Nasdaq:IILG) (“ILG”) today announced results for the three months ended September 30, 2009.

THIRD QUARTER 2009 HIGHLIGHTS

•                                          ILG generated diluted earnings per share of $0.14

•                                          Consolidated EBITDA was $34.9 million

•                                          Third consecutive quarter of gross margin year-over-year improvement

•                                          The Interval segment delivered revenue of $83.3 million, or $84.6 million in constant currency.  Interval segment adjusted EBITDA, in constant currency, increased 1.7%

•                                          Average revenue per member increased 5.1%

•                                          Interval affiliated 21 resorts in 13 countries during the third quarter

•                                          Net cash from operating activities was $66.2 million and free cash flow was $54.6 million for the first nine months of 2009

“ILG has now completed four quarters as a stand-alone public company.  We have consistently reported results that reflect the strength of our value proposition to developers, owners and members.  In the third quarter, our disciplined approach to running our business once again delivered respectable EBITDA figures and we continue to benefit from a strong balance sheet,” said Craig M. Nash, Chairman, President and Chief Executive Officer of Interval Leisure Group. “While conditions for many developers continue to be challenging, we have seen improvement in the availability of credit to a number of our clients.  Additionally, we have recently started to expand the Aston footprint to include vacation destinations beyond the Hawaiian Islands. When economic recovery occurs, we believe that ILG is well positioned to benefit.”

Financial Summary & Operating Metrics (in millions, except per share amounts and percentages)

Metrics	Three Months Ended 9/30/09	Three Months Ended 9/30/08	Year Over Year Change
Revenue	$97.3	$101.7	(4.3)%
Interval revenue	83.3	85.5	(2.6)%
Aston revenue	14.0	16.1	(12.9)%
Gross profit	67.5	69.3	(2.6)%
Adjusted net income **	7.7	12.5	(38.8)%
Net income attributable to common stockholders	8.1	12.5	(35.0)%
Adjusted diluted EPS **	0.13	0.22	(40.9)%
Diluted earnings per share	0.14	0.22	(36.4)%
Adjusted EBITDA**	35.3	36.6	(3.4)%
EBITDA**	34.9	36.6	(4.7)%

Balance sheet data	As of 9/30/09	As of 12/31/08	Change
Cash and cash equivalents	$153.4	$120.3	27.5%
Debt	402.5	427.2	(5.8)%

**“Adjusted net income,” “Adjusted diluted EPS,”  “Adjusted EBITDA” and “EBITDA” are non-GAAP measures as defined by the Securities and Exchange Commission (the “SEC”). Please see “Glossary of Terms,” “Reconciliations of Non-GAAP Measures” and “Presentation of Financial Information” below for an explanation of non-GAAP measures used throughout this release.

Discussion of Results

Third Quarter 2009 Consolidated Operating Results

Consolidated revenue for the third quarter ended September 30, 2009 was $97.3 million, a decrease of 4.3% from $101.7 million for the third quarter of 2008. The decline in revenue reflects the impact of overall macroeconomic conditions that negatively affected the leisure travel industry, specifically the Aston business segment, and the unfavorable impact of foreign currency translations due to the strengthening of the U.S. dollar.  In constant currency, consolidated revenue would have been $98.7 million.  Consolidated revenue was comprised of 86% and 14% from Interval and Aston, respectively.

Net income for the three months ended September 30, 2009 was $8.1 million, a decrease of 35% from net income of $12.5 million for the same period of 2008.  Net income for the period was impacted by a $3.5 million decrease in pre-tax interest income and $3.2 million of pre-tax incremental expenses resulting from the spin-off from IAC/InterActiveCorp on August 20, 2008.  For the third quarter of 2009, these incremental expenses included $4.0 million of interest expense, $0.5 million of stand-alone and public company costs and $0.8 million of incremental non cash compensation which were offset by a non-recurring $2.1 million decrease in non-cash compensation expense, related to the acceleration in the third quarter of 2008 of existing stock-based compensation awards made in connection with the spin-off.

Diluted earnings per share were $0.14 compared to diluted earnings per share of $0.22 for the same period of 2008. This difference is due to the decrease in interest income and the increase in interest expense in connection with the spin-off.

Adjusted net income for the three months ended September 30, 2009 was $7.7 million or $0.13 of adjusted diluted EPS.  Adjusted net income and adjusted diluted EPS for the third quarter 2009 exclude after-tax incremental non-cash compensation expense and stand-alone and public company costs.

Adjusted EBITDA was $35.3 million for the quarter ended September 30, 2009, a decrease of 3.4% compared to EBITDA of $36.6 million for the same period of 2008.  Adjusted EBITDA excludes $0.5 million in incremental stand-alone and public company costs for the quarter.  Excluding the unfavorable net effect of foreign currency translations of $0.3 million, adjusted EBITDA decreased by $1.0 million, or 2.7% from the same period of 2008.

Business Segment Results

Interval

Interval’s revenue for the three months ended September 30, 2009, was $83.3 million declining 2.6% over the comparable period in 2008.  Excluding the effect of unfavorable foreign currency translations of $1.3 million, Interval segment revenue would have been $84.6 million, a decrease of 1.1% for the three months ended September 30, 2009 compared to 2008.

For the third quarter of 2009, membership fee revenue was $33.0 million, a decrease of 2.5% from the same period of 2008.  Transaction revenue for the third quarter of 2009 was $43.5 million, relatively flat when compared to the same period of 2008. The effects of unfavorable foreign currency translations on membership fee revenue and transaction revenue were $0.6 million and $0.7 million, respectively. For the quarter, excluding these effects, membership fee revenue would have been $33.6 million and transaction revenue would have been $44.2 million, relatively flat when compared to 2008.

Total active members at September 30, 2009 were approximately 1.9 million, a decrease of 7.4% over total active members of approximately 2.0 million at September 30, 2008.  The year-over-year decrease was primarily due to the non-renewal of the Disney affiliation and a decrease of new members entering the Interval Network as a result of a decline in the number of new sales by vacation ownership resort developers.

Average revenue per member for the third quarter of 2009 increased to $42.11, an increase of 5.1% from the third quarter of 2008. The increase in average revenue per member was primarily due to a change in membership mix. In constant currency, average revenue per member would have been $42.82 in the third quarter.

Interval affiliated 21 new resorts in 13 countries during the third quarter.

Interval’s adjusted EBITDA was $34.3 million in the third quarter representing an increase of 0.9% over the segment’s EBITDA of $34.0 million in the third quarter 2008. In constant currency, adjusted EBITDA would have been $34.6 million, an increase of 1.7% compared to the 2008 period.

Aston

Aston’s revenue for the three months ended September 30, 2009 was $14.0 million, a decrease of 12.9% from the comparable period of 2008.  Aston revenue for the third quarter included $8.8 million of pass-through revenue (defined below).

The decrease in Aston revenue was primarily driven by a reduction in revenue per available room (“RevPAR”). RevPAR for the quarter ended September 30, 2009 was $89.37 compared to $114.23 for the same period in 2008, a decline of 21.8%.  Lower average daily rate, and to a lesser extent, lower occupancy led to the reduction in RevPAR.  Aston has been generally tracking the results of comparable properties in the Hawaiian market.

Aston reported EBITDA of $1.0 million in the third quarter of 2009, a decrease of 60.8% from EBITDA of $2.6 million in the prior year period.  The decline in EBITDA was primarily a function of 17.3% lower average daily rate driving more stable year over year occupancy rates compared to the first and second quarters.

Capital Resources and Liquidity

As of September 30, 2009, ILG’s cash and cash equivalents totaled $153.4 million, compared to $120.3 million as of December 31, 2008.  The Company’s total debt outstanding, which was incurred in connection with the spin-off from IAC, was $402.5 million, net of unamortized bond discount, as of September 30, 2009.  During the third quarter, the Company made an $8.75 million voluntary prepayment on its term loan, covering principal amortization payments through September 30, 2010.

For the first nine months of 2009, ILG’s capital expenditures totaled $11.6 million, or 3.7% of revenue, net cash provided by operating activities was $66.2 million and free cash flow (defined below) was $54.6 million. Total interest paid during the nine-month period was $33.3 million.

Presentation of Financial Information

ILG management believes that the presentation of non-generally accepted accounting principles (non-GAAP) financial measures, including, among others, EBITDA, adjusted EBITDA, adjusted net income, adjusted diluted EPS and free cash flow, serves to enhance the understanding of ILG’s performance. These non-GAAP financial measures should be considered in addition to and not as substitutes for, or superior to, measures of financial performance prepared in accordance with GAAP. In addition, EBITDA (with certain additional add-backs) is used to calculate compliance with certain financial covenants in ILG’s credit agreement. Management believes that these non-GAAP measures improve the transparency of our disclosures, provide meaningful presentations of our results from our business operations excluding the impact of certain items not related to our core business operations and improve the period to period comparability of results from business operations. These measures may also be useful in comparing our results to those of other companies, however our calculations may differ from the calculations of these measures used by other companies. More information about the non-GAAP financial measures, including reconciliations of GAAP results to the non-GAAP measures, is available in the financial tables that accompany this press release.

Conference Call

ILG will host a conference call today at 4:30 p.m. Eastern Time to discuss its results for the third quarter 2009, with access via the Internet and telephone. Investors and analysts may participate in the live conference call by dialing (866) 322-1501 (toll-free domestic) or (706) 679-2585 (international); conference ID: 35541186 or password: Interval.  Please register at least 10 minutes before the conference call begins. A live webcast of the conference call will be available on the Investor Relations section of ILG’s Web site at www.iilg.com. The replay can be accessed for seven days after the call at (800) 642-1687 (toll-free domestic) or (706) 645-9291 (international); conference ID: 21158420. The webcast will be archived on ILG’s Web site for 90 days after the call.

About Interval Leisure Group

Interval Leisure Group (ILG) is a leading global provider of membership and leisure services to the vacation industry.

Its principal business segment, Interval, has been serving the vacation ownership market for more than 33 years. Interval International is a membership-based organization that offers a comprehensive package of year-round benefits, including the opportunity to exchange the use of shared ownership vacation time for alternate accommodations. Today, Interval has a network of approximately 2,500 resorts in more than 75 countries, and offers its resort clients and about 2 million member families high-quality products and programs through offices in 26 cities in 16 countries.

ILG’s other business segment is Aston, formerly ResortQuest Hawaii, which traces its roots in lodging back nearly 60 years. Through a portfolio of approximately 5,000 units, Aston Hotels & Resorts and Maui Condo and Home, provide hotel and resort management and vacation rental services to vacationers and property owners primarily in the Hawaiian Islands. ILG is headquartered in Miami, Florida, and has over 2,500 employees worldwide.

Forward-Looking Statements

This press release contains “forward looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, relating to: our future financial performance, our business prospects and strategy, anticipated financial position, liquidity and capital needs and other similar matters. These forward looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.

Actual results could differ materially from those contained in the forward looking statements included herein for a variety of reasons, including, among others: adverse trends in economic conditions generally or in the vacation ownership, vacation rental and travel industries; adverse changes to, or interruptions in, relationships with third parties; lack of available financing for or insolvency of developers; decreased demand from prospective purchasers of vacation interests; travel related health concerns, such as pandemics; changes in our senior management; regulatory changes; our ability to compete effectively; the effects of our significant indebtedness and our compliance with the terms thereof; adverse events or trends in key vacation destinations; and our ability to expand successfully in international markets and manage risks specific to international operations. Certain of these and other risks and uncertainties are discussed in our filings with the SEC. Other unknown or unpredictable factors that could also adversely affect our business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, the forward looking statements discussed in this release may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of our management as of the date of this press release. Except as required by applicable laws, ILG does not undertake to update these forward-looking statements.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Revenue	$97,321	$101,650	$309,963	$323,156
Cost of sales	29,788	32,317	94,995	104,521
Gross profit	67,533	69,333	214,968	218,635
Selling and marketing expense	12,799	13,512	39,327	40,581
General and administrative expense	22,463	23,079	64,341	62,421
Amortization expense of intangibles	6,501	6,476	19,462	19,430
Depreciation expense	2,701	2,429	7,358	7,056
Operating income	23,069	23,837	84,480	89,147
Other income (expense):
Interest income	183	3,658	780	10,793
Interest expense	(9,359)	(5,374)	(28,294)	(5,487)
Other income (expense), net	(439)	1,375	(1,269)	835
Total other income (expense), net	(9,615)	(341)	(28,783)	6,141
Earnings before income taxes and noncontrolling interest	13,454	23,496	55,697	95,288
Income tax provision	(5,317)	(10,975)	(22,121)	(38,460)
Net income	8,137	12,521	33,576	56,828
Net loss (income) attributable to noncontrolling interest	2	(3)	1	(10)
Net income attributable to common stockholders	$8,139	$12,518	$33,577	$56,818

Earnings per share attributable to common stockholders(1):
Basic	$0.14	$0.22	$0.60	$1.01
Diluted	$0.14	$0.22	$0.59	$1.01
Weighted average number of shares of common stock outstanding(1):
Basic	56,424	56,190	56,371	56,183
Diluted	57,214	56,551	56,882	56,303

Adjusted net income(2)	$7,664		$35,042
Adjusted earnings per share(2):
Basic	$0.14		$0.62
Diluted	$0.13		$0.62

(1) For the three and nine months ended September 30, 2008, basic weighted average shares outstanding were computed using the number of shares of common stock outstanding immediately following the spin-off, as if such shares were outstanding for the entire period prior to the spin-off plus the weighted average of such shares outstanding following the spin-off date through September 30, 2008.

(2) “Adjusted net income” and “adjusted earnings per share” are non-GAAP measures as defined by the SEC. Please see “Reconciliations of Non-GAAP Measures” for a reconciliation to the comparable GAAP measure.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2009	December 31, 2008
	(Unaudited)
ASSETS
Cash and cash equivalents	$153,395	$120,277
Deferred membership costs	14,766	13,816
Other current assets	72,082	73,128
Total current assets	240,243	207,221
Goodwill and intangible assets, net	625,692	644,880
Deferred membership costs	21,879	21,641
Other non-current assets	70,432	63,466
TOTAL ASSETS	$958,246	$937,208

LIABILITIES AND EQUITY
LIABILITIES:
Accounts payable, trade	$14,990	$11,789
Deferred revenue	100,977	95,565
Current portion of long-term debt	—	15,000
Other current liabilities	57,845	75,090
Total current liabilities	173,812	197,444
Long-term debt, net of current portion	402,492	412,242
Deferred revenue	136,313	134,151
Other long-term liabilities	75,333	63,806
Redeemable noncontrolling interest	425	426
TOTAL STOCKHOLDERS’ EQUITY	169,871	129,139
TOTAL LIABILITIES AND EQUITY	$958,246	$937,208

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2009	2008
	(In thousands)
Cash flows from operating activities:
Net income	$33,576	$56,828
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization expense of intangibles	19,462	19,430
Amortization of debt issuance costs	2,080	247
Depreciation expense	7,358	7,056
Accretion of original issue discount	1,500	231
Non-cash compensation expense	6,785	6,927
Deferred income taxes	17,269	504
Changes in assets and liabilities	(21,871)	6,452
Net cash provided by operating activities	66,159	97,675
Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(1,000)
Changes in restricted cash	1,135	(3,717)
Transfers to IAC	—	(68,635)
Capital expenditures	(11,608)	(9,596)
Net cash used in investing activities	(10,473)	(82,948)
Cash flows from financing activities
Proceeds from issuance of term loan facility	—	150,000
Principal payments on term loan	(26,250)	—
Payments of debt issuance costs	—	(10,569)
Dividend payment to IAC in connection with spin-off	—	(89,431)
Proceeds from the exercise of stock options	342	26
Release of deferred restricted stock units, net of withholding taxes	(430)	—
Vesting of restricted stock units, net of withholding taxes	(701)	—
Net cash provided by (used in) financing activities	(27,039)	50,026
Effect of exchange rate changes on cash and cash equivalents	4,471	(1,945)
Net increase in cash and cash equivalents	33,118	62,808
Cash and cash equivalents at beginning of period	120,277	67,113
Cash and cash equivalents at end of period	$153,395	$129,921

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$33,326	$751
Income taxes, net of refunds, including amounts paid in 2008 to IAC for ILG’s share of IAC’s consolidated tax liability	$21,342	$37,498

Operating Statistics

	Three Months Ended September 30,			Nine Months Ended September 30,
	2009	% Change	2008	2009	% Change	2008
Interval
Total active members (000’s)	1,864	(7.4)%	2,014	1,864	(7.4)%	2,014
Average revenue per member	$42.11	5.1%	$40.05	$135.27	5.0%	$128.86

Aston
Available room nights (000’s)	399	(0.4)%	401	1,166	(2.7)%	1,198
RevPAR	$89.37	(21.8)%	$114.23	$94.65	(23.6)%	$123.92

Additional Data

	Three Months Ended September 30,			Nine Months Ended September 30,
	2009	% Change	2008	2009	% Change	2008
	(Dollars in thousands)			(Dollars in thousands)
Interval
Transaction revenue	$43,489	(0.8)%	$43,834	$149,801	0.6%	$148,903
Membership fee revenue	33,048	(2.5)%	33,879	99,169	(1.3)%	100,434
Ancillary member revenue	2,376	(5.3)%	2,510	6,696	(0.4)%	6,726
Total member revenue	78,913	(1.6)%	80,223	255,666	(0.2)%	256,063
Other revenue	4,377	(17.7)%	5,320	11,843	(20.8)%	14,960
Total revenue	$83,290	(2.6)%	$85,543	$267,509	(1.3)%	$271,023

Aston
Pass-through revenue	$8,795	(2.9)%	$9,057	$25,901	(12.3)%	$29,525
Management fee revenue	5,236	(25.7)%	7,050	16,553	(26.8)%	22,608
Total revenue	$14,031	(12.9)%	$16,107	$42,454	(18.6)%	$52,133
Aston gross margin	21.4%	(27.0)%	29.3%	23.3%	(15.2)%	27.5%
Aston gross margin without pass-through	57.3%	(14.4)%	66.9%	59.7%	(5.7)%	63.3%

Reconciliations of Non-GAAP Measures

	Nine Months Ended September 30,
	2009	% Change	2008
	(Dollars in thousands)

Net cash provided by operating activities	$66,159	(32.3)%	$97,675
Less: Capital expenditures	(11,608)	21.0%	(9,596)
Free cash flow	$54,551	(38.1)%	$88,079

	Three Months Ended	Nine Months Ended
	September 30, 2009	September 30, 2009
	(Dollars in thousands, except per share data)

Net income attributable to common stockholders	$8,139	$33,577
Incremental non-cash compensation expense, net of tax:
Increase in non-cash compensation expense	532	1,195
Non-recurring acceleration from prior period	(1,285)	(1,281)
Incremental stand-alone and public company costs, net of tax	278	1,551
Adjusted net income	$7,664	$35,042
Adjusted earnings per share:
Basic	$0.14	$0.62
Diluted	$0.13	$0.62

	Three Months Ended September 30,
	2009			2008
	Interval	Aston	Consolidated	Interval	Aston	Consolidated
	(Dollars in thousands)

Adjusted EBITDA	$34,308	$1,012	$35,320
Incremental stand-alone and public company costs	460	—	460
EBITDA	33,848	1,012	34,860	$33,995	$2,581	$36,576
Amortization expense of intangibles	5,265	1,236	6,501	5,239	1,237	6,476
Depreciation expense	2,504	197	2,701	2,233	196	2,429
Non-cash compensation expense	2,425	164	2,589	3,756	78	3,834
Operating income (loss)	$23,654	$(585)	23,069	$22,767	$1,070	23,837
Interest income			183			3,658
Interest expense			(9,359)			(5,374)
Other non-operating income (expense)			(439)			1,375
Income tax provision			(5,317)			(10,975)
Net income			8,137			12,521
Net loss (income) attributable to noncontrolling interest			2			(3)
Net income attributable to common stockholders			$8,139			$12,518

	Nine Months Ended September 30,
	2009			2008
	Interval	Aston	Consolidated	Interval	Aston	Consolidated
	(Dollars in thousands)

Adjusted EBITDA	$116,417	$4,240	$120,657
Incremental stand-alone and public company costs	2,677	(105)	2,572
EBITDA	113,740	4,345	118,085	$114,772	$7,788	$122,560
Amortization expense of intangibles	15,754	3,708	19,462	15,721	3,709	19,430
Depreciation expense	6,755	603	7,358	6,518	538	7,056
Non-cash compensation expense	6,380	405	6,785	6,699	228	6,927
Operating income (loss)	$84,851	$(371)	84,480	$85,834	$3,313	89,147
Interest income			780			10,793
Interest expense			(28,294)			(5,487)
Other non-operating income (expense)			(1,269)			835
Income tax provision			(22,121)			(38,460)
Net income			33,576			56,828
Net loss (income) attributable to noncontrolling interest			1			(10)
Net income attributable to common stockholders			$33,577			$56,818

Glossary of Terms

Adjusted Diluted EPS - Adjusted Net Income divided by the weighted average number of shares of common stock and dilutive securities outstanding during the period.

Adjusted EBITDA - Net income, excluding, if applicable (1) non-cash compensation expense, (2) depreciation expense, (3) amortization expense, (4) goodwill and asset impairments, (5) income taxes, (6) interest income and interest expense and (7) other non-operating income and expense and (8) stand-alone and public company expense. The Company’s presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

Adjusted Net Income - Net income attributable to common stockholders, excluding incremental non-cash compensation expense and incremental stand-alone and public company costs, all net of tax.

Ancillary Member Revenue - Other member related revenue including insurance and travel related services.

Available Room Nights - Number of nights available at Aston-managed vacation properties during the period.

Average Revenue per Member - Membership fee revenue, transaction revenue and ancillary member revenue for the applicable period, divided by the monthly weighted average number of active members during the applicable period.

Constant Currency - Represents comparison eliminating the effects of foreign currency translation between periods.

EBITDA - Net income, excluding, if applicable (1) non-cash compensation expense, (2) depreciation expense, (3) amortization expense, (4) goodwill and asset impairments, (5) income taxes, (6) interest income and interest expense and (7) other non-operating income and expense. The Company’s presentation of EBITDA may not be comparable to similarly-titled measures used by other companies.

Free Cash Flow - Cash provided by operating activities less capital expenditures.

Gross Lodging Revenue - Total room revenue collected from all Aston-managed occupied rooms during the period.

Pass-through Revenue - Represents the compensation and other employee-related costs directly associated with Aston’s management of the properties that are included in both revenue and cost of sales and that are passed on to the property owners without mark-up. Management believes presenting gross margin without these expenses provides management and investors a relevant period-over-period comparison.

RevPAR - Gross Lodging Revenue divided by Available Room Nights during the period.

Total Active Members - Active members of Interval’s primary exchange network as of the end of the period. Active members are members in good standing that have paid membership fees and any other applicable charges in full as of the end of the period or are within the allowed grace period.

Transaction Revenue - Transactional and service fees paid primarily for exchanges, Getaways, and reservation servicing.

CONTACT: Interval Leisure Group

Investor Contact:

Jennifer Klein Trager, Investor Relations

305-925-7302

Jennifer.Klein@iilg.com

Media Contact:

Christine Boesch, Corporate Communications

305-925-7267

Chris.Boesch@intervalintl.com